Exhibit 5.1

March 11, 2025

John Deere Receivables LLC P.O. Box 5328 Madison, WI 53705-0328

Re:	Enforceability Opinion - John Deere Owner Trust 2025

We have acted as special counsel to John Deere Receivables LLC, a Nevada limited liability company (the “Seller”), in connection with the Indenture, dated as of the date hereof (the “Indenture”), by and between John Deere Owner Trust 2025, as issuing entity (the “Issuing Entity”), and U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”). The Indenture provides for the issuance by the Issuing Entity of (i) the Class A-1 4.433% Asset Backed Notes (the “Class A-1 Notes”), (ii) the Class A-2A 4.23% Asset Backed Notes (the “Class A-2A Notes”), (iii) the Class A-2B Floating Rate Asset Backed Notes (the “Class A-2B Notes” and, together with the Class A-2A Notes, the “Class A-2 Notes”), (iv) the Class A-3 4.23% Asset Backed Notes (the “Class A-3 Notes”), and (v) the Class A-4 4.42% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the “Notes”). The Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have examined:

(i)a copy of the registration statement on Form SF-3 (File No. 333-264978) (the “Registration Statement”) that was filed by the Seller with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act on May 16, 2022, as amended by Pre-Effective Amendment No. 1 thereto on June 29, 2022 with respect to asset-backed notes, including the Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

(ii)a copy of the preliminary prospectus, dated February 27, 2025, relating to the Notes that was filed with the Commission pursuant to Rule 424(h) under the Securities Act on February 27, 2025, and a copy of the prospectus, dated March 4, 2025 (the “Prospectus”), relating

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to the Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on March 6, 2025;

(iii)the Trust Agreement, dated as of March 10, 2025, between the Seller and Computershare Delaware Trust Company, as owner trustee;

(iv)the Purchase Agreement, dated as of the date hereof, between John Deere Capital Corporation (“JDCC”) and the Seller;

(v)the Sale and Servicing Agreement, dated as of the date hereof, among the Seller, as depositor, JDCC, as servicer, and the Issuing Entity;

(vi)the Indenture;

(vii)the Administration Agreement, dated as of the date hereof, among the Issuing Entity, the Indenture Trustee and JDCC, as administrator;

(viii)the Asset Representations Review Agreement, dated as of the date hereof, among the Issuing Entity, JDCC, as servicer, and Clayton Fixed Income Services LLC, as asset representations reviewer; and

(ix)such other documents as we have deemed necessary for the expression of the opinion contained herein.

The documents described in clauses (iii) through (viii) collectively are referred to herein as the “Transaction Documents.”

We have assumed, without independent verification, that the facts and the representations and warranties in the Transaction Documents upon which we relied are true and correct, and that the transactions contemplated by the Transaction Documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing, it is our opinion that when duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Notes will have been duly authorized by all necessary action of the Issuing Entity, will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

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We do not find it necessary for the purposes of this opinion letter, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion letter on Form 8-K in connection with the sale of the Notes and the reference to our firm in the Prospectus under the captions “Legal Opinions.”  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP